CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Peoples Bancorp Inc. on Form S-8 (File No. 33-1803) covering the Peoples Bancorp Inc. Retirement Savings Plan of our report dated April 1, 1994 on our audit of the financial statements of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992, and 1991, which report is included in this Annual Report on Form 11-K.



COOPERS & LYBRAND
Coopers & Lybrand


Columbus, Ohio
April 28, 1994